Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Dated as of February 23, 2010

among

BROOKFIELD ASSET MANAGEMENT INC.,

B ACQUISITION SUB INC.

and

CRYSTAL RIVER CAPITAL, INC.

i

ii

Section 6.13	Amendment; Waiver	44
Section 6.14	Subsidiary Actions	44

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 23, 2010, among BROOKFIELD ASSET MANAGEMENT INC., an Ontario corporation (“Parent”), B ACQUISITION SUB INC., a newly-formed Maryland corporation (“Sub”) and an indirect, wholly-owned Subsidiary (as defined in Section 2.1(d)) of Parent, and CRYSTAL RIVER CAPITAL, INC., a Maryland corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Sub and the Company deem it advisable to consummate, and have approved, the transaction provided for herein pursuant to which Sub will merge with and into the Company and the Company will become an indirect wholly-owned Subsidiary of Parent and a direct wholly-owned Subsidiary of Brookfield US Corporation (“Brookfield US”);

WHEREAS to effect such transaction, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of the Company and Sub (the “Merger”), upon the terms and subject to the conditions of this Agreement, whereby the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), not owned directly or through a Subsidiary by the Company will be converted into the right to receive the Cash Amount (as defined in Section 1.7(a)), in cash, without interest thereon;

WHEREAS Brookfield US is lender to the Company under that certain Amended and Restated Revolving Credit Agreement dated November 8, 2007 (as amended to date, the “Credit Agreement”), and has entered into a Fourth Amendment to the Credit Agreement concurrently with the execution of this Agreement, pursuant to which, among other matters, Brookfield US has consented to the Merger in its capacity as lender; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1            The Merger.  Upon the terms and subject to the conditions of this Agreement and the articles of merger in the form attached hereto as Exhibit A (the “Articles of Merger”), and in accordance with the Maryland General Corporation Law (the “MGCL”), Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the “Constituent Corporations”) at the Effective Time (as defined in Section 1.2).  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue under its present name as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the MGCL.

Section 1.2            Effective Time of the Merger.  Subject to the provisions of this Agreement, the Constituent Corporations shall cause the Articles of Merger to be duly prepared and executed and filed with the State Department of Assessments and Taxation of the State of Maryland (the “Department”), as provided in Section 3-107 of the MGCL and consistent with this Agreement, as soon as practicable on the Closing Date (as defined in Section 1.3).  The Merger shall become effective upon the acceptance of the Articles of Merger for record by the Department, unless a later time is specified in the Articles of Merger (the “Effective Time”).

Section 1.3            Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the second Business Day following the satisfaction or waiver of all the conditions set forth in Article V (the “Closing Date”), at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.  “Business Day” means a day other than a Saturday, Sunday or any other day on which banks are not required to be open or are authorized to close in New York, New York.

Section 1.4            Effects of the Merger.  The Merger shall have the effects set forth in Section 3-114 of the MGCL.

Section 1.5            Articles of Incorporation and By-Laws.

(a)           At the Effective Time and by virtue of the Merger, the charter of the Surviving Corporation will be amended and restated in its entirety to be substantially identical to the charter of Sub, as in effect on the date hereof, except that the applicable article of such charter will read as follows:  “The name of the Corporation shall be “Crystal River Capital, Inc.”

(b)           Immediately after the Effective Time, the Surviving Corporation shall take such steps as are necessary to amend and restate in their entirety the bylaws of the Surviving Corporation in order that they will be substantially identical to the bylaws of Sub as in effect on the date hereof (it being understood that such bylaws shall include provisions with respect to the indemnification of directors and officers as contemplated by the first sentence of Section 4.5).

Section 1.6            Directors and Officers.  The directors and officers of Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified or appointed, as the case may be.

Section 1.7            Conversion of Shares.

(a)           Each share of the Company Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Sub or any other wholly-owned Subsidiary of Parent or by the Company (held in treasury) or any wholly-owned Subsidiary of the Company) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Sub or the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Cash Amount, payable to the holder of the certificate formerly representing such Share, without interest thereon, upon the surrender thereof in accordance herewith and with the Articles of Merger at any time after the Effective Time.  As used in this Agreement, the “Cash Amount” means $0.60.

(b)           Each Share held by the Company (held in treasury) or any wholly-owned Subsidiary of the Company, if any, shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Sub or the holder thereof, be cancelled and extinguished and cease to exist and no payment shall be made with respect thereto.

(c)           No Share held by Parent, Sub or any wholly-owned Subsidiary of Parent or Sub, if any, shall be converted into cash, securities or other property as a result of the Merger; all such Shares outstanding immediately preceding the Effective Time shall remain outstanding immediately following the Effective Time as shares of capital stock of the Surviving Corporation without any change or modification to any right, preference, privilege or voting power of any such shares or the holders thereof.

Section 1.8            Conversion of Sub’s Capital Stock.  Each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Sub, be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 1.9            Stock Options and Restricted Stock.

(a)           At the Effective Time, the Company shall use all reasonable efforts to take all necessary action, including all reasonable efforts to obtain the consent of the individual holders of options, restricted stock units and deferred stock units, if necessary, to (i) terminate the Company’s 2005 Long-Term Incentive Plan, as amended (the “Company Stock Plan”) and (ii) to cancel, at the Effective Time, each option to acquire the Company Common Stock (the “Company Stock Options”) outstanding and unexercised as of such date, whether or not exercisable and whether or not vested, under the Company Stock Plan.  Each holder of a Company Stock Option outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable and whether or not vested, shall be entitled to receive from the

Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of the Company Stock Option, a lump sum cash payment, less applicable withholding taxes, equal to the excess, if any, of (x) the product of the Cash Amount multiplied by the number of shares of the Company Common Stock subject to the Company Stock Option over (y) the aggregate exercise price for such Company Stock Option.  The Company shall take all action necessary (i) to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act (as defined in Section 2.3) and (ii) to give effect to the transactions contemplated by this Section 1.9(a).

(b)           At the Effective Time, each restricted or otherwise unvested Share, stock unit or Company Stock Option outstanding immediately prior to the Effective Time shall, as provided in the Company Stock Plan, automatically become fully vested and eligible for payment as set forth in Section 1.10 to the extent not otherwise cancelled and paid for pursuant to Section 1.9(a) (in the case of Company Stock Options).

Section 1.10         Payment for Shares.

(a)           Prior to the Effective Time, the Company shall designate a bank or trust company reasonably acceptable to Sub to act as paying agent (the “Paying Agent”) in connection with the Merger (which bank or trust company shall agree in writing to comply with the provisions of this Section 1.10 applicable to it).  At the Closing, the Surviving Corporation (with funds obtained from Parent) or Parent shall deposit in trust (which trust shall be for the benefit of the stockholders of the Company) with the Paying Agent an amount (the “Payment Fund”) in immediately available funds equal to the sum of (x) the product of (i) the sum of (A) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares held by any Subsidiary of the Company) plus (B) the aggregate number of the Company’s restricted or deferred stock units outstanding and (ii) the Cash Amount and (y) the excess, if any, of (i) the product of the Cash Amount multiplied by the aggregate number of Shares underlying Company Stock Options that entitle the holders thereof to purchase such Shares at a price per share less than the Cash Amount (to the extent that such Company Stock Options have not been cancelled and paid for pursuant to Section 1.9(a)) over (ii) the aggregate exercise price for such Company Stock Options.  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation (so long as such directions do not impair the rights of the holders of Shares or the ability of the Paying Agent to make timely payments as required hereby), in direct obligations of the United States of America or any state thereof, obligations for which the full faith and credit of the United States of America or any such state is pledged to provide for the payment of principal and interest, commercial paper either rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or certificates of deposit issued by, or other deposit accounts of, a commercial bank having at least $1,000,000,000 in capital and surplus, in each case with a maturity of three months or less.  Any earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.  If at any time the amount of the Payment Fund shall be less than the amount required to make the payments contemplated by Section 1.7, the Surviving Corporation shall promptly deposit in trust with the Paying Agent funds sufficient to make such payments.  The Paying Agent shall, pursuant to irrevocable instructions, make the cash payments referred to in Section 1.7 out of the Payment Fund.

(b)           Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time evidenced ownership of a Share or Shares (the “Certificates”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall receive as promptly as practicable in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate and the Cash Amount, and such Certificate shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.  If payment is to be made to a Person (as defined in Section 2.1(d)) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  Until surrendered and exchanged in accordance with the provisions of this Section 1.10, each Certificate (other than any Certificates representing Shares held by Parent, Sub or any other wholly-owned Subsidiary of Parent or Sub, or any Subsidiary of the Company) shall represent for all purposes only the right to receive the consideration set forth in Section 1.7 without any interest thereon, and until such surrender and exchange no cash shall be delivered to the holder of such outstanding Certificate in respect thereof.

(c)           At any time following the date that is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including the remaining portion of the Payment Fund and any interest received with respect thereto) that are held by the Paying Agent that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for distribution of the consideration provided in Section 1.7, upon due surrender of their Certificates.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to a holder of a Certificate for the consideration provided in Section 1.7 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)           From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

(e)           After the Effective Time there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in Section 1.7 in accordance with the procedures set forth in this Section 1.10.

(f)            In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall pay in exchange for such lost, stolen or destroyed Certificate the Cash Amount deliverable in respect thereof as determined in accordance herewith.  When authorizing such payment of the Cash Amount in exchange therefor, the Board of Directors of the Surviving Corporation or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

(g)           No interest shall be paid or accrue on any portion of the Cash Amount at any time.

(h)           Parent and the Paying Agent shall be entitled to deduct and withhold from the merger consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Code (as defined in Section 4.14(a)) or (ii) any applicable, state, local or foreign Tax (as defined in Section 4.14(a)) laws.  To the extent that amounts are so deducted and withheld, such amounts shall be timely paid to the appropriate taxing authority and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.11         Dissenters’ or Appraisal Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 1.12         Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Constituent Corporation, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub, except in each case as specifically set forth in (a) the Company SEC Reports (as defined in Section 2.22(a)) filed on or after January 1, 2009 or (b) the letter dated the date hereof and delivered on the date hereof from the Company to Parent and Sub, which letter relates to this Agreement, is designated therein as the Company Letter (the “Company Letter”), and identifies the Section (or, if applicable, subsection) to which the exception relates (provided that any disclosure in the Company Letter relating to one Section or subsection shall also apply to other Sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other Sections or subsections).

Section 2.1            Organization, Qualification, Corporate Power and Authority.

(a)           Each of the Company and each Subsidiary of the Company is a corporation, limited partnership or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each of the Company and each Subsidiary of the Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (as defined hereinafter).  Each of the Company and each of its Subsidiaries has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Each of the Company and each of its Subsidiaries has furnished or made available to Parent a copy of its charter, by-laws or other similar organizational documents, each as amended and as in effect on the date of this Agreement.  Except as set forth in Schedule 2.1(a) of the Company Letter, each of the Company and its Subsidiaries has at all times complied with, and is not in default under or in violation of, any provision of its charter, by-laws or other organizational documents.  Schedule 2.1(a) of the Company Letter sets forth (A) all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and legal form of entity and (B) each owner and the respective amount of such owner’s equity interest in each Subsidiary of the Company.  A “Material Adverse Effect” means any change affecting, or any condition having an effect, that is or would reasonably be expected to be materially adverse to (i) the businesses, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (after taking into account any insurance recoveries reasonably expected in respect thereof), or (ii) the ability of the Company timely to consummate the transactions contemplated hereby or by the Articles of Merger, except, in the case of either clause (i) or clause (ii), where such effect results from (v) changes in (A) prevailing interest rates or credit spreads, (B) prevailing economic or market conditions, (C) Laws (as defined in Section 2.3) or interpretations thereof or (D) GAAP (as defined in Section 2.5) or interpretations thereof, in any such case which do not have a materially disproportionate effect (relative to other industry participants) on the Company, (w) changes in the value of any of the Company’s securities as a result of being marked to market, (x) changes in national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, which do not have a materially disproportionate effect (relative to other industry participants) on the Company, (y) receipt by the Company of a “going concern” opinion from its independent auditors, or (z) any actions of the Company’s external manager or its affiliates that contravenes the express direction of the Special Committee.

(b)           (1) The Company has all requisite power and authority to execute and deliver this Agreement and the Articles of Merger, (2) this Agreement has been and at the Closing the Articles of Merger will be (i) duly and validly executed and delivered by the Company and (ii) duly and validly authorized by all necessary corporate action on the part of the Company, (3) this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity and (4) the Board of Directors of the Company has declared the Merger and the other transactions contemplated by this Agreement advisable and in the best interests of its stockholders and directed that it be submitted for consideration at a meeting of the Company’s stockholders entitled to vote thereon.

(c)           The Special Committee has declared the Merger and the other transactions contemplated by this Agreement substantively and procedurally fair to, and advisable and in the best interests of the Company and the Company’s stockholders, including those not affiliated with Parent, and recommended that the Board of Directors of the Company approve the Merger and the other transactions contemplated by this Agreement.  The “Special Committee” means a committee of the Board of Directors of the Company, each of the members of which (i) is a disinterested member of the Board of Directors and (ii) is not otherwise affiliated with Parent or Sub and not a member of the Company’s management (other than serving as interim chief executive officer), formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated herein, including the Merger, and shall include any successor committee to the existing Special Committee or any reconstitution thereof.

(d)           As used in this Agreement, (i) a “Subsidiary” of a Person means any corporation, partnership, limited liability company, joint venture, association, trust or other entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association or other entity or (y) is a general partner, trustee or other Person performing similar function; and (ii) a “Person” means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

Section 2.2            Capitalization.

(a)           At the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of the Company Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”; and together with the Company Common Stock, the “Capital Stock”).  At the date hereof, (i) 24,909,256 shares of the Company Common Stock and no shares of Preferred Stock were issued and outstanding,

(ii) stock options to acquire 130,000 shares of the Company Common Stock were issued and outstanding under the Company Stock Plan and (iii) 6,000 restricted stock units and 444,562 deferred stock units were outstanding under the Company Stock Plan.  All the issued and outstanding shares of Capital Stock are validly issued, fully paid and nonassessable and free of preemptive rights.  Other than (i) as set forth above and (ii) as set forth in Schedule 2.2(a) of the Company Letter, as of the date hereof, there are no shares of Capital Stock issued or outstanding, no outstanding options, warrants or rights to acquire (whether or not currently exercisable), or other securities convertible into, Capital Stock, and no agreements or commitments obligating the Company to issue, sell or acquire any shares of Capital Stock.  Schedule 2.2(a) of the Company Letter sets forth a true and complete list of each Person that holds (i) a stock option as of the date hereof, together with the number of shares of the Company Common Stock subject to such stock option, the date of grant of such stock option, the exercise price of such stock option, the expiration date of such stock option, the vesting schedule for such stock option and whether or not such stock option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code and (ii) a restricted or deferred stock unit as of the date hereof, together with the number of shares of the Company Common Stock subject to such restricted or deferred stock unit, the date of grant of such restricted or deferred stock unit and the vesting schedule for such restricted stock unit.

(b)           Except as disclosed in Schedule 2.2(b) of the Company Letter, all the outstanding shares of capital stock of each of the Company’s Subsidiaries are beneficially owned by the Company, directly or indirectly, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and state or foreign securities laws) or Liens (as hereinafter defined) and all such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  “Liens” means security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

(c)           Except as disclosed in Schedule 2.2(c) of the Company Letter, (i) there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries or, to the Knowledge of the Company (as hereinafter defined), any other such trusts, proxies, agreements or understandings affecting the Company or any of its Subsidiaries and (ii) none of the Company and its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or debt securities of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or the Articles of Merger.  “Knowledge of the Company” means the actual knowledge of any of the Persons identified in Schedule 2.2(c) of the Company Letter.

Section 2.3            Noncontravention.  Except for the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), any applicable state and foreign securities laws, and the MGCL, or as set forth in Schedule 2.3 of the Company Letter, none of the execution and delivery of this Agreement or the Articles of Merger by the Company or the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter, by-laws or similar organizational documents of the Company or any of its Subsidiaries (assuming stockholder approval is received); (b) require on the part of the Company or any of its Subsidiaries any filing with, or any permit, authorization, consent or approval of, any domestic (federal or state), foreign or supranational court, administrative agency or commission or other governmental or regulatory body, agency, authority or tribunal (each a “Governmental Entity”), except for such filings, permits, authorizations, consents or approvals that have been obtained or where the failure to make such filing or obtain such permit, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate or cancel, or require any notice, consent, approval waiver or exemption under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective assets is subject or any judgment, order, writ, injunction or decree (whether temporary, preliminary or permanent) of any Governmental Entity (each an “Order”), statute, rule, regulation, notice, law or ordinance of any Governmental Entity (each a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets other than, such conflicts, violations, breaches, defaults, accelerations, terminations, cancellations, notices, consents or waivers as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; or (d) result in the imposition of any Lien upon any material assets of the Company or any of its Subsidiaries, which Lien would materially detract from the value, or materially interfere with the use, of such assets.

Section 2.4            Business Entities.

(a)           Except as set forth on Schedule 2.4(a) of the Company Letter and except for the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity interest or any security convertible into, or exchangeable for, an equity interest in any corporation, partnership, limited liability company, joint venture or other form of business association, other than securities disclosed on Schedule 2.20 of the Company Letter.  Each of the entities listed on Schedule 2.4(a) of the Company Letter is referred to as a “Company Business Entity”.  All the issued and outstanding equity interests of each Company Business Entity that are owned by the Company or any of its Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Schedule 2.4(a) of the Company Letter sets forth the amount of the equity interest owned by the Company or any of its Subsidiaries in each Company Business Entity and, to the Knowledge of the Company, the percentage amount which such equity interest represents of the total equity interests of such Company Business Entity.

(b)           All the issued and outstanding equity interests of each Company Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All equity interests of each Company Business Entity that are held of record or owned beneficially by the Company or a Subsidiary of the Company are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act or state or foreign securities law or partnership constituent documents), claims, Liens, options, warrants, rights, contracts or commitments.

Section 2.5            Financial Statements.  The Company has previously provided or has made available to Parent the audited consolidated balance sheet of the Company as of December 31, 2008, the audited consolidated statements of income and changes in stockholders’ equity and cash flows of the Company for the year ended December 31, 2008, the unaudited consolidated balance sheet of the Company as of December 31, 2009 (the “Company Balance Sheet Date”) and the unaudited consolidated statements of income and changes in stockholders’ equity and cash flows of the Company for the twelve months ended December 31, 2009.  Such financial statements delivered to Parent (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) with respect thereto; (ii) except as set forth therein (including in the notes thereto), have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (“GAAP”); (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent with the books and records of the Company.

Section 2.6            Absence of Certain Changes.  Other than as set forth on Schedule 2.6 of the Company Letter and except as set forth in the Company SEC Reports filed by the Company since January 1, 2008 and publicly available prior to the date of this Agreement, from the Company Balance Sheet Date through the date of this Agreement, (a) there has not been any Material Adverse Effect, nor have there occurred any changes, events or developments which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their businesses in the Ordinary Course (as hereinafter defined) and (c) none of the Company and its Subsidiaries has taken any action that would be prohibited by Section 4.7 if taken from and after the date of this Agreement.  “Ordinary Course” means (i) in the usual, regular and ordinary course of business of the Company and its Subsidiaries consistent with past practice or (ii) as contemplated by this Agreement.

Section 2.7            Undisclosed Liabilities.  Other than as set forth on Schedule 2.7 of the Company Letter, none of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for the following:  (a) liabilities shown or reserved for on the Company Balance Sheet, (b) liabilities that have arisen since the Company Balance Sheet Date in the Ordinary Course, (c) liabilities not required by GAAP to be reflected on the Company’s financial statements and that in the aggregate would not reasonably be expected to have a Material Adverse Effect and (d) liabilities contemplated by this Agreement.

Section 2.8            Tax Matters

(a)           Except as set forth on Schedule 2.8(a) of the Company Letter:

(i)            the Company and each Subsidiary, as the case may be, has filed all Tax Returns (as defined in Section 4.14(a)) required to have been filed by it on or before the Closing Date and such Tax Returns are true, correct and complete in all material respects;

(ii)           all Taxes due and owing, whether or not shown as due on any Tax Return, have been timely paid other than Taxes which are being contested in good faith and for which adequate reserves have been booked on the Company’s balance sheet;

(iii)          except as set forth on Schedule 2.8(a)(iii), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

(iv)          the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(v)           neither the Company nor any Subsidiary has waived in writing any statute of limitations in respect of Taxes of the Company or such Subsidiary which waiver is currently in effect and no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries;

(vi)          the Company has not received any written notice that the Tax Returns referred to in clause (i) relating to U.S. federal and state income Taxes are being audited by the Internal Revenue Service or the appropriate state taxing authority;

(vii)         no issues have been raised in writing by the relevant taxing authority in connection with the Tax Returns referred to in clause (i);

(viii)        all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full;

(ix)           the financial statements contained in the Company SEC Report most recently filed with the SEC and publicly-available prior to the date hereof reflect an appropriate accrual for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements;

(x)            there are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries;

(xi)           to the Knowledge of the Company, there are no existing claims by any taxing authority in any jurisdiction in which the Company or any of its Subsidiaries does not currently file a Tax Return whereby the taxing authority asserts the obligation of the Company or any of its Subsidiaries to comply with any tax filing obligation in that jurisdiction;

(xii)         neither the Company nor any of its Subsidiaries has received from any taxing authority any (A) written notice indicating an intent to open an audit or review, (B) written request for information related to Taxes, or (C) written notice of deficiency or proposed adjustment related to Taxes;

(xiii)        neither the Company nor any Subsidiary has received or is subject to any private letter ruling or other ruling of a taxing authority specifically applicable to the Company or any of its Subsidiaries related to Taxes or has entered into any written or legally binding agreement with a taxing authority relating to Taxes;

(xiv)        the Company is not a party to any tax sharing agreement or tax allocation agreement with any other Person or entity; and

(xv)         to the Knowledge of the Company there has not been any past investigation, exception or challenge with respect to the validity or the effect of any of the Company’s material elections for U.S. federal income tax purposes by any Governmental Entity.

(b)           Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(c)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d)           Neither the Company nor its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger and the other transactions contemplated by this Agreement.

(e)           As of the date hereof and as of immediately prior to the transactions contemplated by Section 4.4(a), the Company is a real estate investment trust (“REIT”) as defined in Section 856(a) of the Code that has qualified as a REIT for U.S. federal income tax and Maryland state income tax purposes since its formation.  As of the date hereof and as of immediately prior to the transactions contemplated by Section 4.4(a), each Subsidiary of the Company is either a qualified REIT subsidiary (“QRS”) under Section 856(i) of the Code, a taxable REIT subsidiary (“TRS”) under Section 856(l) of the Code or a disregarded entity for U.S. federal income tax purposes.  Schedule 2.8(e) of the Company Letter sets forth whether each Subsidiary of the Company is a REIT, a QRS, a TRS or a disregarded entity for U.S. federal income tax purposes.  Neither the Company nor its Subsidiaries holds any asset the disposition of which would be subject to Treasury Regulations Section 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7 (or any similar provision of state or local law).

(f)            The Company has not engaged in any prohibited transactions within the meaning of Section 857(b)(6)(B)(iii) of the Code.

(g)           As of the date of this Agreement, the Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT years within the meaning of Section 857 of the Code.

(h)           Schedule 2.8(h) sets forth the amount of excess inclusion income the Company has reported to its shareholders as a result of the Company’s ownership of taxable mortgage pools treated as QRSs.

(i)            Neither the Company nor any Subsidiary of the Company owns any “residual interest” in a real estate mortgage investment conduit, as defined in Section 860G(a)(2) of the Code.

(j)            Schedule 2.8(j) sets forth a complete list of all real property, leaseholds and other interests in real property that the Company owns, including the address of each such interest.

(k)           Neither the Company nor any Subsidiary is a dealer within the meaning of Section 475 of the Code, and neither the Company nor any Subsidiary has made the election specified in Section 475(f) of the Code.

(l)            Neither the Company nor any Subsidiary has made an election to defer recognition of income from the discharge of indebtedness under § 108(i) of the Code.

(m)          Neither the Company nor any Subsidiary has made any changes in its method of accounting since its formation.

(n)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing, or (iv) prepaid amount received on or prior to the Closing Date.

(o)           Except as set forth on Schedule 2.8(o), neither the Company nor any of its Subsidiaries has engaged in any listed or reportable transaction within meaning of Code Section 6011, 6111 or 6112 or any comparable provision of state or local law in a jurisdiction where the Company or any of its Subsidiaries file Tax Returns.

(p)           Maryland, Texas, Arizona and the United States of America are the only jurisdictions in which the Company has ever filed a Tax Return, and the only jurisdictions in which the Company will, to the Company’s knowledge, be required to file income Tax Returns after the Closing (based on the Company’s assets and operations as of the Closing).

(q)           The aggregate tax basis of the assets of the Company and its Subsidiaries, as of December 31, 2009, was not less than $400 million.

Section 2.9            Tangible Assets.  The Company and its Subsidiaries own or lease all tangible assets, if any, necessary for the conduct of their respective businesses as presently conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice and is in good operating condition and repair, other than where such defects or the failures to have been so maintained or to be in such condition and repair would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 2.10         Real Property.

(a)           Each of the Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all Company Properties reflected on the balance sheet contained in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 that is part of the Company SEC Reports or acquired after the date thereof except for (i) Company Properties sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet, (ii) Company Properties the loss of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) as set forth in Schedule 2.10(a) of the Company Letter.  Each of the Company and its Subsidiaries holds the Company Properties free and clear of all Liens, except for Permitted Liens.  “Company Properties” means all real property interests, excluding space leases, together with all buildings, structures and other improvements and fixtures located on or under such real property interests and all easements, rights and other appurtenances to such real property, owned or held by the Company and its Subsidiaries, including fee interests, ground leasehold interests and mortgage loans held as lender.  “Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (v) with respect to real property, any Liens disclosed in any Company Title Insurance Policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under any Contract filed as an exhibit to a Company SEC Report or listed in Schedule 2.13(a) of the Company Letter and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; and/or (vi) other Liens being contested in the ordinary course of business in good faith, provided an appropriate reserve has been established therefor on the Company’s balance sheet as of December 31, 2009.

(b)           Except as set forth on Schedule 2.10(b) of the Company Letter, none of the Company and its Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)           Except where the failure to have such policies, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, policies or commitments for policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring or committing to insure, as of the effective date of each such Company Title Insurance Policy, the Company’s or its Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens.

(d)           Except as provided for in Schedule 2.10(d) of the Company Letter, to the Knowledge of the Company, none of the Company or any its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e)           The Company has made available to Parent true and complete copies of all real property leases and subleases of the Company or any Subsidiary of the Company (each as amended to date) (“Leases”).  None of the Company and its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Lease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any such other party, or permit termination or acceleration thereunder.

(f)            Except as set forth on Schedule 2.10(f) of the Company Letter, with respect to each Lease:

(1)           the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

(2)           none of the Company and its Subsidiaries, nor, to the Knowledge of the Company, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any such other party, or permit termination, modification or acceleration thereunder;

(3)           to the Knowledge of the Company, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(4)           none of the Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(5)           all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of such facilities; and

(6)           other than in the Ordinary Course, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Company or any of its Subsidiaries

Section 2.11         Intellectual Property.

(a)           The Company and its Subsidiaries own, license or otherwise have the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, applications for patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material, if any, material to the operation of their respective businesses as presently conducted (collectively, “Company Intellectual Property”).  To the Company’s Knowledge no other Person is infringing, violating or misappropriating any of the Company Intellectual Property that is used in the businesses of the Company and its Subsidiaries, other than such infringements, violations or misappropriations as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b)           The business, operations and activities of each of the Company and its Subsidiaries as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other Person, other than such infringements, violations or misappropriations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since January 1, 2008, none of the Company and its Subsidiaries has received any written or, to the Knowledge of the Company, verbal complaint, claim or notice alleging any such infringement, violation or misappropriation.

Section 2.12         Brokers.  No broker, investment banker or other Person (other than the Company Financial Advisor (as defined below in Section 2.26), the fees and expenses of which will be paid by the Company, as reflected in an agreement between such firm and the Company, a true and accurate copy of which has been provided to Parent) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 2.13         Contracts.

(a)           Except for the Contracts filed as an exhibit to a Company SEC Report or Contracts entered into with Parent or a Subsidiary or Affiliate of Parent, Schedule 2.13(a) of the Company Letter sets forth a list of all contracts, agreements, arrangements or understandings (written or oral) to which the Company or any of its Subsidiaries (other than when a Subsidiary is acting in its capacity as special servicer and such Subsidiary is not in material default with respect thereto) is a party or by which it or any of them is bound that are material to the business, assets, financial condition or net interest margin (other than effects on net interest margin resulting from amortization charges or non-cash adjustments) of the Company and its Subsidiaries taken as a whole, including:

(1)           all management contracts (other than when a Subsidiary is acting in its capacity as a special servicer under property management contracts, agreements, arrangements or understandings and such Subsidiary is not in material default thereunder), agreements, arrangements or understandings (written or oral) and contracts, agreements, arrangements or understandings (written or oral) with consultants (or similar arrangements);

(2)           all contracts, agreements, arrangements or understandings (written or oral) with any Governmental Entity;

(3)           any contract, agreement, arrangement or understanding (written or oral) relating to the employment of any individual on a full-time, consulting or other basis or relating to the severance of employment;

(4)           all contracts, agreements, arrangements or understandings (written or oral) that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(5)           all contracts, agreements, arrangements, or understandings (written or oral) between or among the Company and an Affiliate of the Company.  “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

All the foregoing contracts, agreements, arrangements and understandings are herein referred to collectively as the “Contracts.”

(b)           With respect to each Contract, none of the Company and its Subsidiaries nor, to the Knowledge of the Company, any other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any such other party, or permit termination, modification or acceleration under that Contract.

Section 2.14         Licenses and Authorizations.

(a)           The Company and its Subsidiaries hold all material licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including any state or local regulatory authorities asserting jurisdiction over the Company or any of its Subsidiaries or their respective businesses or assets, that are required for the conduct of their respective businesses as currently being conducted other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not individually or in the aggregate materially impair the ability of the Company to consummate the transactions contemplated hereby or by the Articles of Merger or impair the ability of the Company and its Subsidiaries to own and operate their respective properties, assets and businesses (collectively, the “Company Authorizations”).

(b)           The Company Authorizations are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and each of the Company and its Subsidiaries has operated in compliance with all terms thereof or any renewals thereof applicable to it, other than where the failure to so comply would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Company or its Subsidiaries to own and operate their respective properties, assets and businesses.  No event has occurred with respect to any of the Company Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Company Authorizations.  To the Knowledge of the Company, there is not pending any application, petition, objection or other pleading with any Governmental Entity having jurisdiction or authority over the operations of the Company or its Subsidiaries which questions the validity of or contests any Company Authorization or which would reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Company Authorization.

Section 2.15         Litigation.  Other than as disclosed in Schedule 2.15 of the Company Letter, (a) there is no action, suit, proceeding or investigation to which the Company or any of its Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the Knowledge of the Company, threatened before any Governmental Entity, and, to the Knowledge of the Company, there is no basis for any such action, suit, proceeding or investigation; (b) none of the Company and its Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Entity from engaging in or continuing to conduct the business of the Company or its Subsidiaries; and (c) no Order, judgment or decree of any Governmental Entity has been issued in any proceeding to which the Company or any of its Subsidiaries is or was a party, or, to the Knowledge of the Company, in any other proceeding, that enjoins or requires the Company or any of its Subsidiaries to take action of any kind with respect to its businesses, assets or properties.  None of the actions, suits, proceedings and investigations listed in Schedule 2.15 of the Company Letter, individually or collectively, would reasonably be expected to have a Material Adverse Effect.

Section 2.16         Employees.  None of the Company and its Subsidiaries has, or ever had, any employees other than non-employee officers of the Company.

Section 2.17         State Takeover Statutes; Charter Ownership Limitations.  The Company has taken all action necessary to exempt the Merger from the operation of any “fair price,” “business combination,” “moratorium,” “control share acquisition,” “affiliate transaction” or any other anti-takeover statute or similar statute (a “Takeover Statute”) enacted under the laws of the State of Maryland, including Subtitles 6 and 7 of Title 3 of the MGCL.  To the Company’s Knowledge, no Takeover Statute of any state other than the State of Maryland will apply to the Merger.  The Board of Directors of the Company has taken all actions necessary to waive or remove the application of the ownership limitations set forth in Article VI of the Articles of Amendment and Restatement of the Company to the Merger.  The Company does not have any stockholder rights plan in effect.

Section 2.18         Employee Benefits.

(a)           The Company does not have any “pension plans” and “welfare plans” as defined in Section 3(2) and 3(1), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof, or any other plans, agreements, policies or arrangements maintained, or contributed to (or with respect to any obligation to contribute has been undertaken), by the Company or any of its Subsidiaries or any ERISA Affiliate (as hereinafter defined) of the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any obligation or liability.  “ERISA Affiliate” means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an Affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code); provided, however, that for the purposes of this Agreement, none of Parent or any of its Affiliates will be an ERISA Affiliate.

(b)           None of the Company, its Subsidiaries, their respective ERISA Affiliates or any of their respective predecessors has ever contributed or been obligated to contribute to or otherwise participated in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, including any “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37) of ERISA).

(c)           The consummation of the transactions contemplated by this Agreement will not result in (i) any liability, including liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due to any current or former service provider of the Company or its Subsidiaries solely by reason of such transactions or by reason of a termination following such transaction or (ii) any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former service provider of the Company or its Subsidiaries.

(d)           None of the Company, any Subsidiary or any ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than the Federal Social Security Act) to any current or future retiree or terminee.

(e)           Except as set forth on Schedule 2.18(e) of the Company Letter, no individual who performs services for the Company or its Subsidiaries and who is not treated as an employee for U.S. federal income tax purposes by the Company or its Subsidiaries could reasonably be expected to constitute an employee under applicable Law or for any purpose, including tax withholding purposes.

Section 2.19         Environmental Matters.  Each of the Company and its Subsidiaries is in compliance with all Environmental Laws (as defined hereinafter) other than where the failure to be in compliance would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.  There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving the Company or any of its Subsidiaries or any of their respective assets.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any environmental condition governed by Environmental Law that would reasonably be expected to have a Material Adverse Effect.  “Environmental Law” means any foreign, federal, state or local law, statute, permit, Orders, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including any statute, regulation or Order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other Persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.

Section 2.20         Investments.  Schedule 2.20 of the Company Letter sets forth a materially accurate and complete list of material investments, including any securities, derivative instruments, repurchase agreements, options, forwards, futures or hybrid securities (“Company Investments”) owned by the Company or any of its Subsidiaries as of December 31, 2009, together with the cost basis, book or amortized value, as the case may be, and investment rating (if any) as of December 31, 2009 of each such Company Investment.  None of the Company or its Subsidiaries owns any convertible or participating debt obligations.  For the sake of clarity, real property investments that are not securities do not constitute Company Investments.

Section 2.21         Legal Compliance.  Each of the Company and its Subsidiaries and the conduct and operation of their respective business is and has been in compliance with each Law of any Governmental Entity that is applicable to the Company or its Subsidiaries or their respective businesses, other than where the failure to be or to have been in compliance would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Company and its Subsidiaries to own and operate their respective properties, assets and businesses in the Ordinary Course.

Section 2.22         Company SEC Reports.

(a)           The Company has filed with the SEC each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) required to be filed by the Company with the SEC since January 1, 2008 (collectively, the “Company SEC Reports”).  As of the respective dates the Company SEC Reports were filed with the SEC or amended, each of the Company SEC Reports (a) complied as to form in all material respects with all applicable requirements of the Securities Act and Exchange Act and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that clause (b) shall not extend to exhibits thereto or documents incorporated by reference therein, except to the extent a statement or omission in such exhibit or document would cause to be untrue a statement of a material fact in the body of such Company SEC Report or would cause to be omitted from the body of such Company SEC Report a material fact required to be stated therein or necessary to make the statements made in the body of such Company SEC Report not misleading.

(b)           The Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports.  The consolidated financial statements of the Company (including the notes thereto) included in the Company SEC Reports complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations and the consolidated statements of cash flows of the Company and its Subsidiaries for the periods presented therein.  Since January 1, 2008, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(c)           The Company and each of its officers and trustees are in compliance, and have complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act.  There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 promulgated under the Exchange Act) or director of the Company.  Since the Company was subject to the provisions of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within those entities; and

the Company believes that such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

Section 2.23         Transactions with Affiliates.  Except as set forth in Schedule 2.23 of the Company Letter, neither the Company nor any of its Subsidiaries has entered into any material transaction, contract or arrangement with any Affiliate (other than the Company or any of its Subsidiaries or Parent or its Affiliates) or any officer, director or employee of the Company or a Subsidiary or other Affiliate of the Company or any of their respective relatives (each, a “Related Person”) in respect of which either the Company or any of its Subsidiaries has or may in the future have continuing obligations following the Effective Time.  None of the Company and its Subsidiaries has any continuing obligations in respect of any Contract pursuant to which any assets or business has been acquired from any Related Person.  Except as specifically set forth in Schedule 2.23 of the Company Letter or with respect to any agreements or arrangements with Parent or any of its Affiliates, each material transaction, contract and arrangement with a Related Person is terminable, without penalty or other termination fee or charge, by the Company or a Subsidiary party thereto on no more than 30 days’ notice.

Section 2.24         Insurance.  Schedule 2.24 of the Company Letter lists all insurance policies maintained by the Company (the “Company Insurance Policies”).  None of the Company or its Subsidiaries is in any material default with respect to its obligations under any Company Insurance Policy, and each such insurance policy is in full force and effect, is in such amounts and against such losses and risks as are consistent with industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance) and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and each of its Subsidiaries and all premiums due thereunder have been paid.  None of the Company or its Subsidiaries has been refused any insurance with respect to its business, properties or assets, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2008.  Schedule 2.24 of the Company Letter lists all claims of the Company and each of its Subsidiaries related to the businesses, assets or properties of the Company or such Subsidiary, as the case may be, which are currently pending or which have been made with an insurance carrier since January 1, 2008.  From January 1, 2008 to the date hereof, neither the Company nor any of its Subsidiaries has received notice of cancellation of any Company Insurance Policy.

Section 2.25         Investment Company Act of 1940.  Neither the Company nor any of its Subsidiaries is, or at the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 2.26         Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion of Broadpoint.Gleacher Securities Group Inc. (the “Company Financial Advisor”), dated as of February 23, 2010, to the effect that, as of such date, the Cash Amount to be paid to the holders of the Company Common Stock (other than Parent and its Affiliates and any other Affiliates of the Company) in the Merger is fair, from a financial point of view, to such holders.  A copy of the written opinion of the Company Financial Advisor has been delivered to Parent.  To the Knowledge of the Company, as of the date hereof, the Company Financial Advisor has not withdrawn such opinion or informed the Board of Directors of the Company that it may not rely on such opinion.

Section 2.27         Required Vote of Company Stockholders.  The affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter is required to approve the Merger.  No other vote of the stockholders of the Company is required by law, the Articles of Amendment and Restatement of the Company, as amended, or the by-laws of the Company or otherwise in order for the Company to consummate the Merger.

Section 2.28         Certain Information.  None of the information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders’ Meeting (as defined in Section 4.2(a)) containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with any amendments thereof or supplements thereto, the “Proxy Statement”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not extend to exhibits thereto or documents incorporated by reference therein, except to the extent a statement or omission in such exhibit or document would cause to be untrue a statement of a material fact in the body of such document or would cause to be omitted from the body of such document a material fact required to be stated therein or necessary to make the statements made in the body of such document not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represents and warrants to the Company as follows:

Section 3.1            Organization, Corporate Power and Authority.

(a)           Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario.  Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

(b)           (1) Each of Parent and Sub has all the requisite power and authority to execute and deliver this Agreement and, in the case of Sub, the Articles of Merger, (2) this Agreement has been (i) duly and validly executed and delivered by each of Sub and Parent and (ii) duly and validly authorized by all necessary corporate action on the part of each of Parent and Sub, (3) the Articles of Merger will at the Closing be (i) duly and validly executed and delivered by Sub and (ii) duly and validly authorized by all necessary corporate action on the part of Sub, (4) this Agreement constitutes the valid and binding obligations of each of Parent and Sub enforceable against such party in accordance with their respective terms, subject as to enforceability to bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity, and (5) the Articles of Merger will at the Closing constitute the valid and binding obligation of Sub enforceable against Sub in accordance with its respective terms, subject as to enforceability to bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity.

Section 3.2            Noncontravention.  Except for the applicable requirements of the Securities Act, the Exchange Act, any applicable state and foreign securities laws, the New York Stock Exchange, the Toronto Stock Exchange and the MGCL, none of the execution and delivery of this Agreement or the Articles of Merger by Parent or Sub or the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter, by-laws or similar organizational documents of Parent or Sub or any of their respective Subsidiaries or (b) require on the part of Parent or Sub or any of their respective Subsidiaries any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for such filings, permits, authorizations, consents or approvals that have been obtained or where the failure to make such filing or obtain such permit, authorization, consent or approval would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of Parent or Sub to timely consummate the transactions contemplated hereby or (c) violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien to which Parent or Sub or any of their respective Subsidiaries is a party or by which Parent or Sub or any of their respective Subsidiaries is bound or to which any of their respective assets is subject or any Law applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets; other than, in the case of clause (c) above, such conflicts, violations, breaches, defaults, accelerations, terminations, cancellations, notices, consents, waivers or Liens as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of Parent or Sub to timely consummate the transactions contemplated hereby.

Section 3.3            Availability of Funds.  Parent has, and will at Closing have, available to it sufficient funds to deposit the Payment Fund as specified in Section 1.10(a).

Section 3.4            Certain Information.  None of the information supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (including information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act) or other Company SEC Reports will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not extend to exhibits thereto or documents incorporated by reference therein, except to the extent a statement or omission in such exhibit or document would cause to be untrue a statement of a material fact in the body of such document or would cause to be omitted from the body of such document a material fact required to be stated therein or necessary to make the statements made in the body of such document not misleading.

Section 3.5            Investigation.  Parent and Sub acknowledge and agree that each such party has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business.  Each of Parent and Sub further acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Company are the representations, warranties, covenants and agreements made in this Agreement and the Company Letter, and the Company makes no other express or implied representation or warranty with respect to the Company or its business or otherwise or with respect to any other information provided by the Company or any of its Affiliates or representatives.  Neither Parent nor Sub has relied upon any other representation or other information made or supplied by or on behalf of the Company or by any Affiliate or representative of the Company.

Section 3.6            Brokers.  No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.

ARTICLE IV.

ADDITIONAL AGREEMENTS

Section 4.1            Preparation of the Proxy Statement.  As soon as reasonably practicable after the date hereof, but in no event later than 30 days after the date of this Agreement, the Company shall prepare for filing and file with the SEC a preliminary Proxy Statement and, if applicable, a related Schedule 13E-3, in a form reasonably satisfactory to Parent.  The Company shall respond to comments and requests from the SEC, as appropriate, use all reasonable efforts to cause the Proxy Statement and, if applicable, Schedule 13E-3, to be cleared by the SEC, thereafter mail the Proxy Statement to its stockholders entitled thereto (subject to Section 1.7(a)), solicit proxies with respect to the Company Common Stock as contemplated thereby and appoint Persons to vote such proxies.  The Company shall promptly deliver to Parent copies of any comments or requests with respect to the Proxy Statement that it receives from the SEC.  Parent, Sub and the Company will consult and cooperate with each other in preparing such document and responding to such comments and requests and, without limiting the generality of the foregoing, Parent and Sub shall promptly furnish to the Company the information relating to them that the Exchange Act requires to be set forth in such document(s), and the Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act.  The parties shall promptly correct any such information which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

Section 4.2            Stockholder Approvals.

(a)           The Company shall use all reasonable efforts to establish a record date for, duly call, give notice of and hold a special meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the Merger and obtaining the approval by its stockholders of the Merger in accordance with Section 3-105(e)

of the MGCL.  The Company will, through its Board of Directors declare the Merger advisable and recommend to its stockholders approval of the Merger (the “Company Recommendation”), shall include the Company Recommendation in the Proxy Statement and shall not withdraw the Company Recommendation except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval of this Agreement, the Merger or the Company Recommendation as permitted by Section 4.10(b).  Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 4.2(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (as defined in Section 4.10(a)) or (ii) the withdrawal or modification by the Company’s Board of Directors or any committee thereof (including the Special Committee) of the Company Recommendation by the Company’s Board of Directors or any committee thereof.

(b)           Parent shall cause Brookfield US, as the sole stockholder of Sub, prior to the Closing, to approve the Merger in accordance with Section 3-105(e) of the MGCL.

Section 4.3            Conditions to Merger.  Each of the Company, Parent and Sub will take all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the Merger (including furnishing all information required in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish (subject to applicable law) information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection with the Merger.  Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, Order, approval or waiver of, or any exemption by, any Governmental Entity required to be obtained or made by the Company, Parent or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement.

Section 4.4            Additional Transactions.

(a)           Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or the Board of Directors (including the Special Committee) or stockholders of the Company, upon reasonable notice to the Company, to direct the Company, immediately prior to the Closing, to, and the Company will use all reasonable efforts to:

(i)            (A) form a new Maryland corporation as a wholly-owned Subsidiary of the Company (“Newco”) and contribute the note and equity interests that the Company and its Subsidiaries hold in Crystal River CDO 2005-1, Ltd. and Crystal River CDO 2005-1 LLC (collectively “CDO 1”) to Newco and (B) cause Newco to make (1) a Code section 362(e) election to preserve the tax basis in the CDO 1 notes and equity and (2) if permissible, a REIT election, in each case in forms as designated by Parent, and at the sole cost and expense of the Parent;

(ii)           cooperate with Parent in a commercially reasonable manner to obtain the requisite preferred shareholders necessary in order for Newco to be a private REIT (assuming that Newco otherwise qualifies as a private REIT), and for CDO 1 to remain a QRS, at the Effective Time, in form and substance acceptable to Parent, and at the sole cost and expense of the Parent;

(iii)          transfer and sell, or cause to be transferred and sold, to one or more third parties the commercial mortgage-backed security interests and other rights currently held by the Company as set forth in Schedule 4.4(a) of the Company Letter (the “CMBS Sales”), at prices and terms designated by Parent.  Between the date of such direction and the Closing Date, the Company and Parent will cooperate in a commercially reasonable manner to effect the CMBS Sales immediately prior to or contemporaneously with the Merger, on terms and conditions acceptable to Parent; and

(iv)          assign the Company’s rights to appoint the collateral manager (inclusive of its special servicing rights) under the collateral management agreement in effect for each of CDO 1 and Crystal River Resecuritization 2006-1 Ltd. and cause the appointment of a successor collateral manager under each of those agreements (collectively, the “Collateral Management Assignment”), as directed by Parent.  Between the date of such direction and the Closing Date, the Company and Parent shall cooperate in a commercially reasonable manner to effect the Collateral Management Assignment, on terms and for consideration acceptable to Parent.

(b)           The transactions set forth in clauses (i), (ii), (iii) and (iv) of Section 4.4(a) above are referred to herein as the “Additional Transactions.”  In connection with the Additional Transactions, (i) Parent and the Company shall use all reasonable efforts to cause the Additional Transactions to be implemented prior to, but as close as practicable to, the Effective Time, (ii) neither the Company nor its Subsidiaries shall be required to take any action in contravention of any Laws, its organizational documents or any contract, and (iii) the consummation of any Additional Transaction shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all the conditions set forth in Sections 5.1 and 5.3 (other than Section 5.3(h)) have been satisfied (or, with respect to Section 5.3, at the option of Parent, waived) and that Parent and Sub are prepared to proceed with the Closing.

Section 4.5            Indemnification; Directors’ and Officers’ Insurance.

(a)           All rights to exculpation or indemnification (including with respect to the advancement of attorney’s fees, costs or expenses) in connection with, relating to or arising out of actual or alleged acts, errors or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles or certificates of incorporation or by-laws (or other organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time and the obligations of the Company in connection therewith shall be deemed irrevocably assumed and guaranteed, effective as of the Effective Time, by the Surviving Corporation.  In the

event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

(b)           After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of the Company and each of the Company’s Subsidiaries and each such person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Covered Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative (a “Proceeding”), in connection with, arising out of or relating to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement); and shall pay or reimburse the Covered Parties’ expenses in advance of a final disposition of any Proceeding promptly following submission of reasonable documentation that such expenses have been incurred.  Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if the Surviving Corporation does not promptly select counsel and commence the defense of such claim, action, suit, proceeding or investigation, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to the Surviving Corporation and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received, (iii) the Covered Party shall reasonably cooperate in the defense of any such matter, and (iv) the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(c)           At or prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger) for directors and officers of the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not greater than the lesser of (i) 250% of the annual premium payable by the Company for its existing insurance as of the date hereof and (ii) $4,000,000, in either case for a one-time premium payment for such six-year period; provided, that in the event that such lesser amount for a one-time premium payment for such six-year period is insufficient for such coverage, the Surviving Corporation shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(d)           The provisions of this Section 4.5 are intended to be for the benefit of, and shall be enforceable by, each Person who is or has been a director or officer of the Company or a Subsidiary of the Company, and such director’s or officer’s heirs and personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

In the event Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 4.5.

Section 4.6            Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, unless, to the extent permitted by Section 4.10(b), the Board of Directors of the Company approves or recommends a Superior Proposal (as defined in Section 4.10(b)), each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Articles of Merger, subject to the appropriate vote of stockholders of the Company described in Section 5.1(a), including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with Takeover Statutes), (ii) the giving of all notices and obtaining of all necessary consents, approvals, waivers and exemptions from third parties, including the notices, consents, approvals, waivers and exemptions set forth in Schedule 2.3 of the Company Letter, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to the Merger or this Agreement vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 4.7            Conduct of Company’s Business.  From the date of this Agreement through the Closing, the Company (a) shall maintain its existence and carry on its business in the Ordinary Course and, to the extent consistent therewith, (b) shall use commercially reasonable efforts to preserve its business relationships to the end that its goodwill and ongoing business shall continue at the time of the Closing and (c) shall preserve the Company’s status as a REIT within the meaning of the Code and shall not take or omit to take any action, or permit any status to exist, that would likely jeopardize, or is inconsistent with, the Company’s status as a REIT for any period; provided, however, that taking actions required by this Agreement or at the direction of Parent or Sub (or refraining from taking actions prohibited by this Agreement) shall not constitute a breach by the Company.  The Company shall promptly answer any reasonable inquiries of Parent with respect to operational matters and promptly advise Parent orally and in writing of any Material Adverse Effect or any matter which would reasonably be expected to result in the Company being unable to deliver the certificate described in Section 5.3(d).  Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, except as otherwise contemplated by this Agreement or as set forth on Schedule 4.7 of the Company Letter or is necessary to preserve the Company’s REIT status, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent:

(i)            adopt any amendment to its articles or certificate of incorporation or by-laws or other comparable organizational documents;

(ii)           make any change to the fee and expense arrangements existing as of the date hereof (x) relating to the engagement and retention of the Company Financial Advisor or (y) relating to the engagement and retention of counsel to the Company (including Goodwin Procter LLP);

(iii)          issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of the Company Common Stock upon the exercise of stock options or vesting of restricted or deferred stock outstanding on the date hereof pursuant to the Company Stock Plan and in accordance with their terms;

(iv)          (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends and other distributions by Subsidiaries of the Company to the Company or its wholly-owned Subsidiaries, (y) other than in the case of any wholly-owned Subsidiary of the Company, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its non-wholly-owned Subsidiaries of the Company or any other debt or equity securities of any of them or any rights, warrants or options to acquire any such shares or other securities;

(v)           acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets or properties of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or (y) any assets or properties that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

(vi)          sell, lease (other than the subleasing of excess office space), license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material assets, other than in the Ordinary Course or in the Additional Transactions;

(vii)         other than in the Ordinary Course, incur or assume any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the

Company, guarantee or otherwise support any debt securities or make any loans or advances to any other Person, or enter into any arrangement having the economic effect of any of the foregoing;

(viii)        alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any wholly-owned Subsidiary of the Company other than as contemplated in the Additional Transactions;

(ix)           change or modify the accounting methods, principles or practices used by it (other than changes or modifications required to be made by changes in GAAP, after the date hereof, provided that Parent receives written notice of any such changes);

(x)            (A) make or rescind any material Tax election or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy in relation to Taxes;

(xi)           violate or fail to perform any obligation or duty imposed upon it by any Law, where such violation or failure, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(xii)          take any action that would reasonably be expected to result in any of the conditions set forth in Section 5.1 or 5.3 not being satisfied in a timely manner as contemplated by this Agreement; or

(xiii)         adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option plan or similar plan, make any new grants under any existing stock option plan or incentive plan, bonus plan or similar plan, amend, or otherwise modify any employee benefit plan, incentive plan, severance plan, bonus plan, stock option plan or similar plan, or enter into or amend any employment agreement or similar agreement or arrangement or grant or become obligated to grant any bonus or any increase in the compensation of directors, officers or employees, except such changes as may be required by Law; or terminate the employment of any key employee, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercise or funding under any employee benefit plan;

(xiv)        settle or compromise any material litigation for an amount in excess of $250,000, or waive, release or assign any material rights or claims with a value in excess of $250,000;

(xv)         enter into or amend or otherwise modify any agreement with any Person that is an Affiliate of the Company (other than agreements with wholly-owned Subsidiaries of the Company or Parent or its Affiliates);

(xvi)        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company;

(xvii)       (A) materially amend or terminate, or waive compliance with the material terms of or material breaches under any Contract or (B) other than in the Ordinary Course, enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Contract;

(xviii)      fail to use commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any Contract, where such failures to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(xix)         authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

(xx)          enter into new hedging arrangements or terminate or modify existing hedging arrangements.

Section 4.8            Conduct of Parent and Sub.  From the date of this Agreement through the Closing, neither Parent nor Sub shall:

(i)            permit Sub to cease being a wholly-owned Subsidiary of Parent;

(ii)           take any action that would reasonably be expected to result in any of the conditions set forth in Section 5.1 or 5.2 not being satisfied in a timely manner as contemplated by this Agreement; or

(iii)          authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 4.9            Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable law, regulation or stock exchange rule.

Section 4.10         Takeover Proposals.

(a)           Prior to the Company Stockholders’ Meeting, the Company and any of its officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives may furnish nonpublic information concerning the Company to any Person making a Takeover Proposal or reasonably likely to make a Takeover Proposal and its employees, agents and representatives so long as such information is furnished pursuant to a confidentiality agreement (no less restrictive to the Person making such Takeover Proposal or reasonably likely to make a Takeover Proposal than the confidentiality agreement dated December 3, 2009, between Parent and the Company Financial Advisor on behalf of the Company (the “Confidentiality Agreement”)).  For all purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer, other than a proposal by Parent or Sub, for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any inquiry, proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company), other than a proposal or offer by Parent or Sub, to acquire in any manner, directly or indirectly, a significant equity interest in, a significant amount of any voting securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries; provided, however, that, notwithstanding the foregoing, any inquiries, offers or proposals relating to the CMBS Sales or the Collateral Management Assignment shall not constitute Takeover Proposals.

(b)           Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the Company Recommendation or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal.  Notwithstanding the foregoing, the Board of Directors of the Company and/or the Special Committee may (A) approve or recommend a Superior Proposal (an “Alternative Recommendation”) and/or (B) withdraw or modify the Company Recommendation in a manner adverse to Parent (a “Change of Recommendation”), in each case as provided in Section 4.10(f).  For all purposes of this Agreement, “Superior Proposal” means a bona fide written Takeover Proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or business combination, a share exchange, a sale of all or substantially all its assets or otherwise (x) on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith judgment, after consultation with its independent financial advisor, to be more favorable to the Company and its stockholders than the Merger, taking into account all relevant factors (including the payment of Expenses (as defined in Section 4.11(c)) and any additional expenses of the Company if the Takeover Proposal is in the form of a sale of all or substantially all its assets), (y) which is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) and (z) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

(c)           The Company, promptly (and in any event within two Business Days of the date of receipt thereof), shall advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or which would reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry and the identity of the Person making any such Takeover Proposal or inquiry and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing.  The Company will keep Parent reasonably informed of the status and the material terms and conditions (including amendments and proposed amendments) of any such Takeover Proposal or inquiry.  Parent and Sub hereby waive any applicable confidentiality provisions to the extent necessary to allow the Company to explain the terms of this transaction to each Person, if any, making a Takeover Proposal.

(d)           If, prior to the Company Stockholders’ Meeting, the Company receives a Takeover Proposal which (i) constitutes a Superior Proposal or (ii) which a majority of the disinterested members of the Company’s Board of Directors in good faith concludes proposes consideration that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and which could reasonably be expected to result in a Superior Proposal in all other respects, it shall promptly, but in any event within two Business Days of the Company’s Board of Directors determining that such Takeover Proposal satisfies either clause (i) or clause (ii), provide to Parent written notice that shall state expressly (A) that it has received a Takeover Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal, and (B) the identity of the party making such Takeover Proposal and the material terms and conditions of such Takeover Proposal (the “Superior Proposal Notice”).

(e)           For a period of not less than five Business Days after receipt by Parent from the Company of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to permit Parent to improve the terms and conditions of this Agreement (from the viewpoint of the Company and its stockholders) so that the Company would be able to proceed with the Company Recommendation to its stockholders without making an Alternative Recommendation or a Change of Recommendation.

(f)            Notwithstanding any other provision of this Agreement, if the Company Stockholders’ Meeting has not occurred and after compliance by the Company with Section 4.10(e), the Board of Directors of the Company and/or the Special Committee may in response to (i) the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal, make an Alternative Recommendation, or (ii) a material development or change in circumstances that occurs or arises after the date of this Agreement and that was not reasonably expected by the Board of Directors of the Company or the Special Committee to so occur or arise (a “Change in Circumstances”), effect a Change of Recommendation, in each case if a majority of the disinterested members of the Board of Directors of the Company has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Proposal or Change in Circumstances, the failure of the Board of Directors to make an Alternative Recommendation or effect a Change of Recommendation would be inconsistent with its fiduciary obligations to its stockholders under applicable Law.

Section 4.11         Fees and Expenses.

(a)           Except as provided in Section 4.11(b) or in Section 4.1(a)(i) and (ii), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

(b)                                 If this Agreement is terminated other than by the Company pursuant to Section 6.1(b)(i) or (b)(iii), then the Company shall pay to Parent in same-day funds (notwithstanding paragraph (a) of this Section 4.11) all the Expenses; provided, however, that in the case of a termination pursuant to Section 6.1(a), (c), (d) or (e), the Expenses to be paid shall not exceed an aggregate maximum of $1,000,000.  Such payment shall be made on (i) in the event of a termination pursuant to Section 6.1(g), on the date of such termination and (ii) in the event of any other termination, within two Business Days following the date of such termination.

(c)                                  “Expenses” means the amount in cash necessary to permit Parent fully to reimburse itself and Sub and their Affiliates for all reasonable third-party out-of-pocket fees and expenses incurred at any time prior to the termination of this Agreement by any of them or on their behalf in connection with the Merger, the preparation of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, financial advisors, accountants, experts and consultants to Parent and Sub or any of their Affiliates, all as shown in a reasonably detailed, itemized statement to be furnished by Parent to the Company.  For the avoidance of doubt, the Expenses that may be reimbursed as provided in Section 4.11(b) shall include the costs and expenses incurred by Parent and its Affiliates pursuant to Section 4.1(a)(i) and (ii).

(d)                                 If this Agreement is terminated by the Company pursuant to Section 6.1(b)(i) (due to a breach by Parent or Sub) or (b)(iii), then Parent shall pay to the Company in same-day funds (notwithstanding paragraph (a) of this Section 4.11) all the Company Expenses.  Such payment shall be made on within two Business Days following the date of such termination.  “Company Expenses” means the amount in cash necessary to permit the Company  fully to reimburse itself and its Affiliates for all reasonable third-party out-of-pocket fees and expenses incurred at any time prior to the termination of this Agreement by any of them or on their behalf in connection with the Merger, the preparation of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, financial advisors, accountants, experts and consultants to the Company or any of its controlled Affiliates, all as shown in a reasonably detailed, itemized statement to be furnished by Parent to the Company.

Section 4.12                            State Takeover Laws.  If any Takeover Statute shall become applicable to the transactions contemplated hereby, Parent, Sub and the Company and their respective Board of Directors (including, in the case of the Company, the Special Committee) shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 4.13                            Appraisal Rights.  Neither the Company nor its Board of Directors shall take any action to entitle holders of the Shares to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL with respect to the Merger or this Agreement.

Section 4.14                            Certain Tax Matters.

(a)                                  Definitions.  Where used in this Agreement, the following terms shall have the following meanings:

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, environmental (including taxes under Code Section 59A), stamp, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(b)                                 Excise Taxes.  Notwithstanding anything herein to the contrary, Parent shall pay, and shall indemnify the stockholders of the Company against, any real property transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar excise Tax imposed on the transactions contemplated by this Agreement.

(c)                                  Tax Returns.  (i) The Company shall file or cause to be filed when due (taking into account all properly obtained extensions) all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary on or before the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns and shall furnish copies of such Tax Returns as filed to Parent; provided, however, all such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns of the Company, unless otherwise required by Law; and (ii) Parent shall file or cause to be filed when due (taking into account all properly obtained extensions) all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(d)                                 Tax Contests.  The Company shall have the sole right to represent the Company’s and each Subsidiary’s interests in any Tax audit or examination or administrative or court proceeding taking place on or before the Closing Date, and to employ counsel of its choice at its expense.  The Company shall promptly notify Parent of the Company’s receipt of notice of any such Tax audit or examination or administrative or court proceeding.

Section 4.15                            Termination of Registration

Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to terminate the registration of the Company Common Stock under the Exchange Act; provided, that such termination shall not be effective until on or after the Effective Time.

Section 4.16                            Payment of Expenses

On the Closing Date, Parent agrees to pay, or cause the Surviving Corporation to pay, any outstanding fees and expenses owed to members of the Special Committee relating to their service thereon, the Company Financial Advisor and counsel to the Company (including Goodwin Procter  LLP); provided, that Parent shall have received customary invoices (with reasonable detail) for such fees and expenses not less than two Business Days prior to the Closing Date.

ARTICLE V.

CONDITIONS

Section 5.1                                   Conditions to each Party’s Obligation to Effect the Merger.  The respective obligation of each of Parent, Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions:

(a)                                  Stockholder Approval.  The stockholders of the Company shall have approved the Merger in accordance with Section 3-105(e) of the MGCL.

(b)                                 Consents.  All necessary material consents, Orders, approvals and waivers of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement, if any, shall have been obtained.

(c)                                  No Order.  No court or other Governmental Entity having jurisdiction over the Company, Parent or Sub, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise restricting the Closing or any provision of the Articles of Merger.

Section 5.2                                   Conditions to the Company’s Obligations.  The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing Date of each of the following conditions:

(a)                                  Performance of Obligations.  Parent and Sub shall have performed in all material respects each of their respective agreements contained in this Agreement required to be performed at or prior to the Closing.

(b)                                 Representations and Warranties.  Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), other than as would not result in a material adverse effect on the ability of Parent or Sub timely to consummate the transactions contemplated hereby.

(c)                                  Officer’s Certificate.  A certificate executed on behalf of Parent by a senior executive officer of the Parent, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied, shall have been delivered to the Company.

Section 5.3                                   Conditions to the Parent’s and Sub’s Obligations.  The obligation of Parent and Sub to effect the Merger shall be subject to the fulfillment (or waiver by Parent and Sub) at or prior to the Closing Date of each of the following conditions:

(a)                                  Performance of Obligations.  The Company shall have performed in all material respects each of its respective agreements contained in this Agreement required to be performed at or prior to the Closing.

(b)                                 Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), except as would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Material Adverse Effect.  Since the date of this Agreement, there shall have occurred no changes, events or developments which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

(d)                                 Officer’s Certificate and Updated Schedule.  A certificate executed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in paragraphs (a), (b) and (c) above have been satisfied shall have been delivered to Parent.

(e)                                  No Litigation.  There shall not be pending or threatened in writing any suit, action or proceeding in which any Governmental Entity is or is threatened in writing to be the party: (i) challenging the acquisition by Parent and Sub of any Shares, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of Shares by Parent or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries or Affiliates of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(f)                                    Tax Opinion.  Parent shall have received a tax opinion, dated as of the Closing Date, from Paul, Hastings, Janofsky & Walker LLP, in form and substance reasonably satisfactory to Parent’s United States tax counsel, to the effect that, based on customary representations of the Company concerning the ownership, activities, distributions and investments of the Company and certain undertakings of the Company with respect to its using the deficiency dividend procedures of Section 860 of the Code in certain contingencies:  (x) the Company, as of the Closing Date (and prior to giving effect to any Additional Transactions), is qualified as a REIT within the meaning of Section 856(a) of the Code and has qualified as a REIT since its formation as a state law corporation; and (y) except for Subsidiaries which are treated as disregarded entities for federal income tax purposes, each Subsidiary of the Company, as of the Closing Date (and prior to giving effect to any Additional Transactions), is treated as a QRS within the meaning of Section 856(i) of the Code or a TRS within the meaning of Section 856(l) of the Code as set forth in Schedule 2.8(e) of the Company Letter and each has qualified as a QRS or TRS since its formation.

(g)                                 Tax Certificate.  The Company shall have delivered to Parent a certificate dated the Closing Date stating that it is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and in form and substance required under Treasury Regulations 1.897-2(h).

(h)                                 Additional Transaction.  The Additional Transaction set forth in Section 4.4(a)(i) shall have been completed.

(i)                                     Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the Company has obtained all consents set forth in Schedule 5.3(i) of the Company Letter, in connection with this Agreement and the transactions contemplated hereby.

Section 5.4                                   Frustration of Closing Conditions.  None of the parties hereto may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or its breach of the covenants contained in this Agreement.

ARTICLE VI.

GENERAL

Section 6.1                                   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of any matters presented in connection with the Merger by the stockholders of the Company:

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 (i) by either Parent or the Company if there has been a material breach of the covenants and agreements set forth in this Agreement on the part of Parent or Sub, in the case of a termination by the Company, or the Company, in the case of a termination by Parent, which breach has not been cured within fifteen Business Days following receipt by the breaching party of written notice of such breach from the non-breaching party;

(ii)                                  by Parent if there has been a breach of representation or warranty of the Company set forth in this Agreement, other than as would not be reasonably expected to have a Material Adverse Effect, which breach has not been cured within fifteen Business Days following receipt by the Company of written notice of such breach from Parent;

(iii)                               by the Company if there has been a breach of representation or warranty of Parent or Sub set forth in this Agreement, other than as would not be reasonably expected to have a material adverse effect on the ability of Parent or Sub to timely consummate the transactions contemplated hereby, which breach has not been cured within fifteen Business Days following receipt by Parent or Sub of written notice of such breach from the Company;

(c)                                  by either Parent or the Company if (i) any Law permanently preventing the consummation of the Merger shall be in effect or (ii) any permanent Order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Merger shall have become final and non-appealable;

(d)                                 by either Parent or  the Company if the Merger shall not have been consummated before July 31, 2010, unless the failure to consummate the Merger is caused by or the result of a material breach of this Agreement by the party seeking to terminate this Agreement (or by Sub, in the case of a termination by Parent); provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final Order, decree, ruling or other action restraining, enjoining or otherwise preventing the consummation of the Merger;

(e)                                  by either Parent or (if the Company has not violated Section 4.2(a) or Section 4.10 and concurrently pays to Parent in cash the amount payable pursuant to Section 4.11(b)) the Company if any required approval of the Merger by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such stockholders or at any adjournment thereof;

(f)                                    by Parent if the Board of Directors of the Company or the Special Committee shall or shall resolve to (i) effect a Change of Recommendation or (ii) make an Alternative Recommendation; and

(g)                                 by the Company if (i) to the extent permitted by Section 4.10(b), the Board of Directors of the Company or the Special Committee effects a Change of Recommendation or an Alternative Recommendation and (y) in the case of an Alternative Recommendation, the Company concurrently enters into a definitive agreement with respect to such Superior Proposal with the Person making such Superior Proposal and (ii) the Company concurrently pays to Parent in cash the amount payable pursuant to Section 4.11(b).

In the event of termination of this Agreement by either Parent or the Company, as provided in this Section 6.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Parent, Sub or the Company, or their respective officers, directors, managers, members or partners, except for (i) liability under Section 2.29 (Brokers), Section 3.6 (Brokers), Section 3.5 (Investigation), Section 4.11 (Fees and Expenses), this Section 6.1 and the other sections of Article VI (all of which shall survive the termination) and (ii) nothing set forth in this Agreement shall relieve any party from liability or damages resulting from any willful breach of this Agreement.

Section 6.2                                   Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time and (ii) except as expressly provided in the last paragraph of Section 6.1, the termination of this Agreement.

Section 6.3                                   Notice.  Any notice hereunder shall be deemed given only when such notice is in writing and is delivered by messenger or courier or, if sent by fax, when received.  All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by facsimile to the following addresses:

(i)                                     If to the Parent or Sub, at the following address:

Brookfield Asset Management Inc.
Three World Financial Center
200 Vesey Street, 11th Floor
New York, New York 10281-1010
Facsimile:  (212) 417-7292
Attention:  Lowell Baron

with a copy by facsimile or messenger or courier to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Facsimile:  (212) 839-5599
Attention:  Scott M. Freeman

(ii)                                  If to the Company, at the following address:

Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281
Facsimile:  (212) 549-8310
Attention:  General Counsel

with a copy by facsimile or messenger or courier to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Facsimile:  (617) 523-1231
Attention:  John T. Haggerty

or to such other respective addresses as may be designated by notice given in accordance with this Section 6.3.

Section 6.4                                   Complete Agreement; No Third-Party Beneficiaries.  This Agreement, the Articles of Merger and the Company Letter constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.  Except as specified in Section 4.5 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to confer upon any Person other than the Company, Parent and Sub any rights or remedies hereunder, other than the provisions of Article I concerning the payment of the Merger Consideration, which shall inure to the benefit of the Company’s stockholders but, prior to the Effective Time, may be enforced solely by the Company, in its sole and absolute discretion, acting on their behalf.

Section 6.5                                   GOVERNING LAW; VENUE.  EXCEPT TO THE EXTENT THAT THE MGCL GOVERNS THE EFFECTS OF THE MERGER, THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS.  PARENT, SUB AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.

Section 6.6                                   No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable by any party without the written consent of the other parties.

Section 6.7                                   Headings.  The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 6.8                                   Counterparts.  This Agreement may be executed in one or more counterparts and by different parties in separate counterparts.  All such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

Section 6.9                                   Interpretation.  The word “including”, when used herein, shall be deemed to mean “including, without limiting the generality of the foregoing”.  When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an article of this Agreement, a section of this Agreement or an Exhibit attached to this Agreement, respectively, unless otherwise indicated.

Section 6.10                            Remedies; Waiver.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.  Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement (including a failure to consummate the Merger when obligated pursuant to this Agreement.)  The Company, Parent and Sub shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by any other party, and, in connection therewith, the parties hereby waive any requirement for the posting of a bond.

Section 6.11                            Confidentiality.  The parties agree that any information heretofore or hereafter provided by the Company to Parent or Sub shall, until the Effective Date, be subject to the confidentiality provisions of the Confidentiality Agreement, and until the Effective Date Parent and Sub agree to keep such information confidential to the extent required by such confidentiality provisions, without giving effect to the termination provisions of such agreement.

Section 6.12                            Severability.  Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction.  The Company and the Parent and Sub shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.13                            Amendment; Waiver.  This Agreement may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 6.14                            Subsidiary Actions.  Parent shall cause Sub to take all actions required of Sub under this Agreement.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Joseph Freedman
Name: Joseph Freedman
Title: Senior Managing Partner

B ACQUISITION SUB INC.

By:	/s/ Jay Sheth
Name: Jay Sheth
Title: Vice President

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ Rodman L. Drake
Name: Rodman L. Drake
Title: President and CEO

INDEX OF DEFINED TERMS

Additional Transactions	Section 4.4(b)
Affiliate	Section 2.13(a)
Agreement	Preamble
Alternative Recommendation	Section 4.10(b)
Articles of Merger	Section 1.1
Brookfield US	Recitals
Business Day	Section 1.3
Capital Stock	Section 2.2(a)
Cash Amount	Section 1.7(a)
CDO 1	Section 4.4(a)
Certificates	Section 1.10(b)
Change in Circumstances	Section 4.10(f)
Change of Recommendation	Section 4.10(b)
Closing	Section 1.3
Closing Date	Section 1.3
CMBS Sales	Section 4.4(a)
Code	Section 4.14(a)
Collateral Management Assignment	Section 4.4(a)
Company	Preamble
Company Authorizations	Section 2.14(a)
Company Balance Sheet Date	Section 2.5
Company Business Entity	Section 2.4(a)
Company Common Stock	Recitals
Company Expenses	Section 4.11(d)
Company Financial Advisor	Section 2.26
Company Insurance Policies	Section 2.24
Company Intellectual Property	Section 2.11(a)
Company Investments	Section 2.20
Company Letter	Article II
Company Properties	Section 2.10(a)
Company Recommendation	Section 4.2(a)
Company SEC Reports	Section 2.22(a)
Company Stockholders’ Meeting	Section 4.2(a)
Company Stock Options	Section 1.9(a)
Company Stock Plan	Section 1.9(a)
Company Title Insurance Policy	Section 2.10(c)
Confidentiality Agreement	Section 4.10(a)
Constituent Corporations	Section 1.1
Contracts	Section 2.13(a)
Covered Parties	Section 4.5(b)
Credit Agreement	Recitals
Department	Section 1.2
Effective Time	Section 1.2

1

Environmental Law	Section 2.19
ERISA	Section 2.18(a)
ERISA Affiliate	Section 2.18(a)
Exchange Act	Section 2.3
Expenses	Section 4.11(c)
GAAP	Section 2.5
Governmental Entity	Section 2.3
Knowledge of the Company	Section 2.2(c)
Law	Section 2.3
Leases	Section 2.10(e)
Liens	Section 2.2(b)
Material Adverse Effect	Section 2.1(a)
Merger	Recitals
MGCL	Section 1.1
Newco	Section 4.4(a)
Order	Section 2.3
Ordinary Course	Section 2.6
Parent	Preamble
Paying Agent	Section 1.10(a)
Payment Fund	Section 1.10(a)
Permitted Liens	Section 2.10(a)
Person	Section 2.1(d)
Preferred Stock	Section 2.2(a)
Proceeding	Section 4.5(b)
Proxy Statement	Section 2.28
QRS	Section 2.8(e)
REIT	Section 2.8(e)
Related Person	Section 2.23
Sarbanes-Oxley Act	Section 2.22(c)
SEC	Section 2.5
Securities Act	Section 2.2(b)
Share	Section 1.7(a)
Special Committee	Section 2.1(c)
Sub	Preamble
Subsidiary	Section 2.1(d)
Superior Proposal	Section 4.10(b)
Superior Proposal Notice	Section 4.10(d)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 4.10(a)
Takeover Statute	Section 2.17
Tax	Section 4.14(a)
Tax Return	Section 4.14(a)
TRS	Section 2.8(e)

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